EXHIBIT 21.1

List of Subsidiaries of Hilltop Holdings Inc.

State or Other Jurisdiction
Name	of Incorporation or Formation

HTH Operating Partnership LP	Delaware
American Summit Insurance Company	Texas
ARC Insurance Holdings, Inc.	Delaware
Enspire Insurance Services, Inc.	Delaware
Enspire Premium Finance, Inc.	Texas
Excalibur Financial Corporation	Delaware
First Southwest Holdings, LLC	Delaware
First Southwest Company	Delaware
First Southwest Capital Investments, Inc.	Delaware
First Southwest Leasing Company	Delaware
First Southwest Asset Management, Inc.	Delaware
FSC Asset Administrator, LLC	Delaware
FSC 2005 — A, LLC	Delaware
FSW Advisory Services, Inc.	Delaware
Hilltop Investments I LLC	Delaware
JE Murphy Company, Inc.	Arizona
JE Murhpy Company of Florida, Inc.	Florida
Legal Fee Note Issuer 2005-A, LLC	Delaware
NALICO General Agency, Inc.	Texas
NAGRUPCO, Ltd.	Texas
National Group Corporation	Delaware
National Lloyds Insurance Corporation	Texas
NLASCO National Lloyds, Inc.	Texas
NLASCO Underwriter Partner 1 LLC	Delaware
NLASCO Underwriter Partner 2 LLC	Delaware
NLASCO Underwriter Partnership	Delaware
NLASCO, Inc.	Delaware
NLASCO Services, Inc.	Texas
PlainsCapital Corporation	Maryland
PlainsCapital Bank	Texas
PlainsCapital Securities, LLC	Texas
PlainsCapital Insurance Services, LLC	Texas
PlainsCapital Equity, LLC	Texas
PCB-ARC, Inc.	Texas
PNB Aero Services, Inc.	Texas
PCC Statutory Trust I	Connecticut
PCC Statutory Trust II	Connecticut
PCC Statutory Trust III	Connecticut
PCC Statutory Trust IV	Delaware
PrimeLending, a PlainsCapital Company	Texas
PrimeLending Ventures Management, LLC	Texas
PrimeLending Ventures, LLC	Delaware
Put 2005-A GP, LLC	Delaware
Put 2005-A, LP	Delaware